Additional Information

Exhibit 99 - Additional Information

NL Industries, Inc. ("NL"), Harold C. Simmons and his

spouse, Annette C. Simmons, are the direct holders of

32.0%, 3.8% and 0.8% respectively, of the outstanding

shares of class A common stock, par value $0.01 per share

(the "Class A Common Stock"), of the issuer.

NL directly holds 100%, or 10,000,000 shares, of the

issuer's Class B Common Stock, par value $0.01 per share

(the "Class B Common Stock," and collectively with the

Class A Common Stock, the "Common Stock").  The description

of the relative rights of the Common Stock contained in the

issuer's restated certificate of incorporation is hereby

incorporated herein by reference to Exhibit 3.1 of the

issuers Registration Statement on Form S-1 (File No. 333-

42643).  As a result of its ownership of all of the Class B

Common Stock, NL currently holds approximately 87.0% of the

combined voting power (98.4% for the election of directors)

of all classes of voting stock of the issuer.

Valhi, Inc. ("Valhi") and TIMET Finance Management Company

("TFMC") are the direct holders of 83.1% and 0.5%, respectively,

of the outstanding common stock of NL.  Valhi Holding Company

("VHC"), the Harold Simmons Foundation, Inc. (the

"Foundation"), TFMC and The Combined Master Retirement Trust

(the "CMRT") are the direct holders of 92.5%, 0.9%, 0.9% and 0.1%,

respectively, of the common stock of Valhi.  Dixie Rice Agricultural

Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the holder of 100%

of the outstanding common stock of Dixie Rice.

Substantially all of Contran's outstanding voting stock is

held by trusts established for the benefit of certain

children and grandchildren of Harold C. Simmons (the

"Trusts"), of which Mr. Simmons is the sole trustee, or is

held by Mr.  Simmons or persons or other entities related

to Mr.  Simmons.  As sole trustee of the Trusts, Mr.

Simmons has the power to vote and direct the disposition of

the shares of Contran stock held by the Trusts.  Mr.

Simmons, however, disclaims beneficial ownership of any

shares of Contran stock that the Trusts hold.

The Foundation directly holds approximately 0.9% of the

outstanding shares of Valhi common stock.  The Foundation

is a tax-exempt foundation organized for charitable

purposes.  Harold C.  Simmons is the chairman of the board

of the Foundation.

The CMRT directly holds approximately 0.1% of the

outstanding shares of Valhi common stock.  Contran sponsors

the CMRT, which permits the collective investment by master

trusts that maintain the assets of certain employee benefit

plans Contran and related companies adopt.  Mr. Simmons is

the sole trustee of the CMRT and a member of the trust

investment committee for the CMRT.  Mr. Simmons is a

participant in one or more of the employee benefit plans

that invest through the CMRT.

NL and a subsidiary of NL directly own 3,522,967 shares and

1,186,200 shares, respectively, of Valhi common stock.  As

already discussed, Valhi is the direct holder of

approximately 83.1% of the outstanding common stock of NL.

Pursuant to Delaware law, Valhi treats the shares of Valhi

common stock that NL and the subsidiary of NL own as

treasury stock for voting purposes and for the purposes of

this statement such shares are not deemed outstanding.

Mr. Harold C.  Simmons is chairman of the board of Valhi,

VHC, Dixie Rice, and Contran and chairman of the board

and chief executive officer of NL.

By virtue of the holding of the offices, the stock

ownership and his service as trustee, all as described

above, (a) Mr.  Simmons may be deemed to control the

entities described above and (b) Mr.  Simmons and certain

of such entities may be deemed to possess indirect

beneficial ownership of the shares of Class A or Class B

Common Stock that are directly held by NL.  However, Mr.

Simmons disclaims such beneficial ownership of the shares

of Class A or Class B Common Stock beneficially owned

directly by NL.

Harold C.  Simmons' spouse is the direct owner of 20,000

shares of Class A Common Stock, 269,775 shares of NL common

stock and 43,400 shares of Valhi common stock.  Mr. Simmons

may be deemed to share indirect beneficial ownership of

such securities.  Mr. Simmons disclaims beneficial

ownership of all securities that his spouse holds directly.

Mr. Harold C.  Simmons is the direct owner of 89,700 shares

of Class A Common Stock, 880,600 shares of NL common stock

and 3,383 shares of Valhi common stock.

The Annette Simmons Grandchildren's Trust (the

"Grandchildren's Trust"), of which Harold C. Simmons and

his spouse are trustees and the beneficiaries are the

grandchildren of his spouse, is the direct holder of 36,500

shares of the common stock of Valhi.  Mr. Simmons, as co-

trustee of this trust, has the power to vote and direct the

disposition of the shares of Valhi common stock the trust

holds.  Mr. Simmons disclaims beneficial ownership of any

shares that this trust holds.

TFMC is the direct holder of 0.5% of the outstanding common

stock of NL and 0.9% of the outstanding common stock of Valhi.

Titanium Metals Corporation ("TIMET") is the direct holder of

100% of the outstanding common stock of TFMC.  VHC,

Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi,

the Foundation and the Grandchildren's Trust are the holders of approximately 26.9%, 11.7%, 8.5%, 4.0%, 0.8%, 0.5%, 0.2% and less than 0.1%, respectively, of the outstanding shares of TIMET common stock. The percentage ownership of TIMET common stock owned by NL includes 0.3% of the outstanding shares of TIMET common stock that is owned by a subsidiary of NL.